UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2007

Jupiter Marine International Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-26617	65-0794113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 10th Street East Palmetto, Florida	34221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 729-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 3, 2007, the Company entered into a merger agreement with Diamond Information Institute, Inc., a New Jersey company ("DII") to acquire DII. The Company intends to acquire a wholly owned interest in DII in consideration of 7,400,000 shares of its restricted common stock and 1,025,000 shares of Series A Voting Convertible Preferred Stock. The common stock and preferred stock shall be issued on a post reverse split basis a described below. The preferred shares have voting rights of 10:1 per one share of preferred stock. Additionally, the preferred stock has conversion rights of 1 preferred share to 10 shares of common stock. The preferred stock can only be converted if the proposed acquisitions with North American Jewelry, Inc. and Steckbeck Jewelry PVT, Ltd. or combined comparable value acquisitions are completed prior to the termination dates of October 15, 2007 or 90 days after closing of the merger, whichever occurs later in time.

In connection with the merger, the Company will dispose of its current operating subsidiary and substantially all of its assets and liabilities pursuant to a share exchange agreement dated July 3, 2007. The current operations would be transferred to the Company's executive officers and certain of their affiliates in consideration of an aggregate of 9,987,833 shares of Company common stock held by the officers and their affiliates. These shares shall be retired and returned to treasury. The merger and share exchange will constitute a "reverse merger", whereby DII will be the accounting survivor.

The proposed share exchange requires majority shareholder approval pursuant to Florida law. On July 2, 2007, following the receipt of an independent fairness opinion, a majority of the Company’s shareholders approved the merger and share exchange by written consent. The Company has filed a preliminary information statement with the Securities and Exchange Commission and upon the filing of a definitive information statement will deliver the notice to its shareholders to disclose the proposed actions. In addition to the share exchange and merger, a majority of the Company’s shareholders also approved the following proposals:

•	to amend the Company's articles of incorporation to change its corporate name to Bergio International, Inc.; and
•	to amend its articles of incorporation to effectuate a 12-to-1 reverse split of its outstanding common stock.

The share exchange and amendments to the Company's articles of incorporation are conditions to the merger. The completion of the merger, share exchange and other proposals will be subject to satisfaction of several conditions described under the merger agreement.

DII was incorporated in the State of New Jersey in October 1988. DII has been engaged in the design and manufacture of upscale jewelry since 1995 and has established a reputation and brand recognition of its “Bergio” line over the last 12 years. Additionally, in 2002, DII launched the “Bergio Bridal Collection” and has become a leading bridal line in the United States. DII currently sells its jewelry to approximately 150 independent jewelry stores across the United States.

The share exchange agreement and merger agreement are included as exhibits to this report.

Item 3.02	Unregistered Sales of Equity Securities

Upon closing of the merger agreement the Company will issue an aggregate of 7,400,000 shares of its restricted common stock and 1,025,000 shares of restricted Series A Voting Convertible Preferred Stock to the four shareholders of DII. The securities shall be issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Certificates representing the securities shall contain the appropriate legend restricting transferability absent registration or applicable exemption.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

2.1	Share Exchange Agreement dated July 3, 2007
2.2	Merger Agreement dated July 3, 2007

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2007	JUPITER MARINE INTERNATIONAL HOLDINGS, INC.

BY: /s/ CARL HERNDON

Carl Herndon, Chief Executive Officer

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